UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 29, 2010 (October 26, 2010)
Date of Report (Date of earliest event reported)

AMINCOR, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49669	88-0376372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1350 Avenue of the Americas, 24th FL, New York, NY	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (347) 821-3452

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Strategic Alliance Agreement

On October 26, 2010, Amincor, Inc.’s subsidiary Epic Sports International, Inc., a Nevada corporation (“Epic Sports”) entered into a Strategic Alliance Agreement with Samsung C&T America, Inc., a New York corporation (“Samsung”).  The term of the Strategic Alliance Agreement is through December 31, 2014, unless earlier terminated as provided for in the Strategic Alliance Agreement.  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Strategic Alliance Agreement.

Epic Sports is in the business of sourcing, designing and marketing tennis equipment, apparel and accessory products bearing certain licensed trademarks.  Samsung is in the business of acting as a buyer in dealing with suppliers of various apparel, footwear and accessory products, and in importing, warehousing, distributing and selling such products.  Pursuant to the terms of the Strategic Alliance Agreement, Samsung appointed Epic Sports as its exclusive representative for the sale of certain Epic Sports’ Products which will be funded and purchased by Samsung and sold by Epic Sports to customers. Epic Sports, among other activities, will be responsible for promoting the sale of and soliciting purchase orders from potential customers.

As compensation for the services to be rendered by Epic Sports, Samsung shall pay Epic Sports a commission on a monthly basis (“Monthly Commission") equal to: (i) twenty-one percent (21%) of the Net Invoice Amount, if the if the ratio of Gross Product Profit (defined below) to Gross Invoice Amount (the “Gross Profit Ratio”) is equal to or greater than thirty-three percent (33%); or (ii) if the Gross Profit Ratio is less than thirty-three percent (33%), twenty-one percent minus the percentage amount that the Gross Profit Ratio is less than thirty-three percent.  Monthly Commission shall be calculated on a monthly basis at the end of each calendar month with respect to invoices issued during the preceding month. Monthly Commission, if any is due, shall be paid within ten (10) business days after the end of each calendar month.  The remainder of Commission after any payment of Monthly Commission each month, if any, shall be added accumulatively to the Commission Reserve.

Samsung also has the right to purchase certain of Epic Sports’ current inventory up to $500,000 on terms mutually agreed upon by the parties.

This summary of the Strategic Alliance Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Strategic Alliance Agreement filed as Exhibit 10.1 hereto and incorporated by reference herein.

Option Agreement

Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Option Agreement.

Concurrently with the signing of the Strategic Alliance Agreement, Samsung was given an option to purchase shares of Epic Common Stock equal to ten percent (10%) of the aggregate number of Common Shares Deemed Outstanding as of the close of business on the Exercise Date from the majority shareholder of Epic Sports on such Exercise Date.  The option is valid until December 31, 2014 and is exercisable a maximum of two (2) times.  The Exercise Price for the Epic Common Stock is $80 per share. As of the date of the Option Agreement, 2,500 shares of Epic Common Stock represent an ownership of ten percent (10%) of the equity of Epic Sports on a fully diluted basis.  Samsung’s option applies only to shares of Epic Common Stock and is not convertible into Amincor, Inc. shares.

If additional Epic Common Stock is issued, Samsung at all times is entitled to exercise its option so as to acquire the equivalent of ten percent (10%) of  Epic Common Stock, with the Exercise Price to be adjusted accordingly.  In the event of a consolidation or merger of Epic Sports, Samsung is entitled to receive the difference between the per share consideration received for the Epic Common Stock and the Exercise Price.

This summary of the Option Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Option Agreement filed as Exhibit 10.2 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Strategic Alliance Agreement, dated October 26, 2010, by and between Epic Sports International, Inc. and Samsung C&T America, Inc.

10.2 Option Agreement, dated October 26, 2010, for Samsung to Purchase Shares of Common Stock of Epic Sports, International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMINCOR, INC.

Date: October 29, 2010

	By:	/s/ John R. Rice, III
John R. Rice, III
President